Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Securian Funds Trust:

We consent to the use of our report dated February 26, 2018, with respect to the financial statements of SFT Mortgage Securities Fund (formerly SFT Advantus Mortgage Securities Fund) and SFT Core Bond Fund (formerly SFT Advantus Bond Fund), each a series of Securian Funds Trust as of December 31, 2017, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Minneapolis, Minnesota

October 3, 2018